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                                                              Exhibit 99(D)(16)

                                                              EXECUTION VERSION

                       EMPLOYMENT AND RETENTION AGREEMENT


         This Agreement is made as of February 5, 2001 by and between Flipside, Inc., a Delaware corporation (the "COMPANY" or "FLIPSIDE"), and Kenneth D. Cron (the "EXECUTIVE").

         WHEREAS, the Company, Flipside Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("MERGER SUB") and Uproar Inc., a Delaware corporation ("UPROAR"), have entered into an Agreement and Plan of Merger dated as of February 5, 2001 (the "MERGER AGREEMENT") which provides for the merger of Merger Sub with and into Uproar with Uproar as the surviving corporation (the "MERGER");

         WHEREAS, it is a condition to the Company's willingness to enter into the Merger Agreement that certain key employees, including the Executive, become employed by the Company following the Merger;

         WHEREAS, the Executive is willing to become employed by the Company following the Merger under the terms and conditions contained herein; and

         WHEREAS, the Executive and the Company desire to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged and intending legally to be bound, the Company and the Executive hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

         The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section
III. A below and upon the terms and conditions provided in this Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

        During the Period of Employment, the Executive agrees to serve as Chief Executive Officer of the Company reporting directly to the Chief Executive Officer of Vivendi Universal Games, and to be responsible for the typical responsibilities expected of an executive holding such position.

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                                                              EXECUTION VERSION

                                   SECTION III
                                 TERM AND DUTIES

         A.       PERIOD OF EMPLOYMENT

                  The period of the Executive's employment under this Agreement (the "PERIOD OF EMPLOYMENT") will commence as of the consummation of the Merger (the "EFFECTIVE DATE") and shall continue for a period of three years thereafter, subject to termination as provided in this Agreement. Executive's Period of Employment may be extended beyond the date specified above by the written mutual agreement of the parties. Executive's Period of Employment shall cease upon termination of this Agreement, under the terms provided herein, including Section VIII below.

         B.       DUTIES

                  During the Period of Employment and except for illness, incapacity or any reasonable vacation periods in any calendar year, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its subsidiaries. The Executive will not engage in any other business activity and will perform faithfully the duties which may be assigned to him from time to time by the Chief Executive Officer of Vivendi Universal Games consistent with Section II of this Agreement. Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

                   i. Serving, with the prior approval of the Chief Executive Officer of Vivendi Universal Games, as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company;

                   ii.  Delivering lectures and fulfilling speaking engagements;

                   iii. Engaging in charitable and community activities; and

                   iv. Investing his personal assets in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation or affairs of the companies in which those investments are made.

                        The activities described in clauses i-iv above, and the further activities described on SCHEDULE B attached hereto, will be allowed as long as they do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company.

                                      2
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                                                              EXECUTION VERSION

                                   SECTION IV
                            COMPENSATION AND BENEFITS

         A.       COMPENSATION

                  For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of the Company or any subsidiary of the Company, the Executive shall be compensated as follows:

         i.       BASE SALARY

                  The Company shall pay the Executive base salary ("BASE SALARY"). Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The Executive's Base Salary for the twelve months following the Effective Date (the "FIRST YEAR"), shall be payable at a twelve-month rate of $400,000. The Executive's twelve-month Base Salary for the remainder of the Period of Employment shall be increased to $600,000 upon the achievement of those performance-based milestones set forth on SCHEDULE A hereto.

         ii.      ANNUAL INCENTIVE AWARDS

                  The Executive will be eligible for annual incentive compensation awards, to be awarded based upon the achievement of those performance-based milestones set forth on SCHEDULE A hereto.

         iii.     SIGNING BONUS AND RETENTION PAYMENT

                  On the date prior to the Effective Date, the Company shall pay to Executive $1,766,000 (the "SIGNING BONUS"). Except as otherwise provided herein, upon the first anniversary of the Effective Date (the "RETENTION PAYMENT DATE"), the Company shall pay to Executive $1,234,000 (the "RETENTION PAYMENT", and collectively with the Signing Bonus, the "INDUCEMENT PAYMENTS"). Notwithstanding anything to the contrary contained in this Agreement, if the Executive's employment is terminated prior to the Retention Payment Date due to death or disability or by the Company other than for Cause (as defined below) or is terminated by the Executive for Good Reason (as defined below), the Company shall nevertheless pay the Executive the Retention Payment on the Retention Payment Date. Any termination of the Executive's employment prior to the Retention Payment Date other than as described in the preceding sentence will result in a forfeiture of the Retention Payment.

         iv.      PARTICIPATION IN THE VIVENDI UNIVERSAL STOCK OPTION PLAN

                  Subject to the execution by the Executive of a Stock Option Agreement, Executive will be granted options ("OPTIONS") pursuant to the Vivendi Universal Stock Option Plan (the "VIVENDI UNIVERSAL PLAN") and in accordance with the terms of a standard stock option agreement pursuant to the Vivendi Universal Plan in amounts to be determined as follows:

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                                                              EXECUTION VERSION

                  a. As soon as practicable after the Effective Date, the Executive shall be granted an option to purchase 50,000 shares of the ADS shares of Vivendi Universal, Inc., par value $0.01 per share (the "ADS SHARES") at a fair market value price pursuant to the terms of the Vivendi Universal Plan. The Options shall vest as follows: (1) 33 1/3% of the Options shall vest on the first anniversary of the date of grant; (2) 33 1/3% of the Options shall vest on the second anniversary of the date of grant and (3) 33 1/3% of the Options shall vest on the third anniversary of the date of grant. The date of grant shall be the first business day after the Effective Date.

                  b. If the Executive earns a Target Bonus (as defined in SCHEDULE A hereto) of $300,000, the Company will recommend to the Vivendi Univeral board of directors that the Executive be granted, on April 1, 2002, an additional option to purchase 50,000 ADS Shares of Vivendi Universal, Inc., at a fair market value price pursuant to the terms of the Vivendi Universal Plan. The Options shall vest as follows: (1) 33 1/3% of the Options shall vest on the first anniversary of the date of grant; (2) 33 1/3% of the Options shall vest on the second anniversary of the date of grant and (3) 33 1/3% of the Options shall vest on the third anniversary of the date of grant.

          B.      ADDITIONAL BENEFITS

                  i. In addition, the Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible, under any plan or program now or established later by the Company, on the same basis as similarly situated senior executives of the Company. These plans and programs include any group hospitalization, health, dental care, life or other insurance, savings, thrift and profit sharing plans, termination or severance pay programs (but only to the extent that such programs provide payments or benefits more favorable than those provided for in this Agreement), paid time off and sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs and stock option plans, which the Company may establish. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs referenced in this subparagraph applicable to salaried employees or senior executives as long as such amendment or termination is applicable to comparably situated salaried employees or senior executives, as the case may be.

                  ii. Notwithstanding anything to the contrary contained in the company's applicable paid time off policy in effect from time to time during the Period of Employment, during the Period of Employment the Executive will be entitled to accrue vacation time at the rate of 20 working days per year of service with a maximum accrual of 20 working days (after which Executive will cease to accrue vacation time until a sufficient number of days of such accrued vacation time has been utilized in accordance with the terms of the Company's paid time off policy such that Executive's accrued vacation time does not exceed the maximum accrual of 20 working days).

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                                                              EXECUTION VERSION

                                    SECTION V
                                BUSINESS EXPENSES

         The Company will reimburse the Executive for all necessary travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement in accordance with the Company's travel and expense policy in effect from time to time. Notwithstanding the foregoing, the Company shall not be required to provide the Executive with key man life insurance or pay for the maintenance of an office on Long Island for the Executive. The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be reasonably established from time to time.

                                   SECTION VI
                                   DISABILITY

         A. i.   If the Executive becomes Disabled during the Period of
Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company or at the option of the Company, subject to applicable legal requirements, upon notice of termination to the Executive. "DISABLED" shall mean Executive's inability to substantially perform his duties under this Agreement as a result of illness or injury for a period of not less than ninety (90) consecutive days together with a determination by an independent medical authority that executive is unable to perform such duties and in all reasonable medical likelihood such inability will continue for a period in excess of one hundred and eighty (180) consecutive days. Unless otherwise agreed by the Executive and the Company, the independent medical authority shall be selected by the Executive and the Company each selecting a board-certified licensed physician and the two physicians selected designating an independent medical authority, whose determination that the Executive is Disabled shall be binding upon the Company and the Executive. In such event, until the Executive reaches the age of sixty-five (65) (or such earlier date on which he is no longer Disabled), the Company shall continue to pay the Executive sixty percent (60%) of his Base Salary as in effect at the time of the termination minus the amount of any disability payments the Executive may receive under any long-term disability insurance maintained by the Company or any governmental entity; PROVIDED, HOWEVER, if such disability is due to chemical dependence, alcoholism or mental illness, the Company shall continue to make the payments described in this sentence for a period not to exceed twenty-four (24) months. From the date hereof and continuing for twelve (12) months thereafter, no payments under this Section VI shall become due if the disability claimed by the Executive is a pre-existing medical condition for which the Executive incurred expenses, received medical treatment, care or services (including, without limitation, diagnostic measures), was prescribed drugs or medicines or consulted a physician. Any amounts payable pursuant to this Section VI shall be payable as provided in Section IV.A.i hereof. Earned but unpaid Base Salary and earned but unpaid incentive compensation awards will be paid in a lump sum at the time of such termination.

            ii. The Company will also continue the benefits and perquisites described in Section IV.B of this Agreement for a period of twelve (12) months subsequent to any such termination without cost to the Executive.

                                                              EXECUTION VERSION


            iii. In the event of any such termination, all vested stock options held by the Executive shall remain fully exercisable until the applicable expiration dates contained in the applicable stock option agreements pursuant to which such stock options were granted.

         B. During the period the Executive is receiving payments of either regular compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so without undue burden, the Executive will furnish information and assistance to the Company as reasonably requested and from time to time will make himself reasonably available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to furnish information and assistance will end without prejudice to any other rights or remedies the Executive may have.

                                   SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, the Period of Employment shall end and the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary, any earned but unpaid amounts due under
Section IV.A.iii and any earned but unpaid incentive compensation awards, which will be paid to the Executive's surviving spouse, estate or personal representative, as applicable, in a lump sum within sixty (60) days after the date of the Executive's death. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement. The Company will also continue the benefits and perquisites described in this Agreement for a period of thirty-six
(36) months commencing on the Executive's death. Any vested stock options held by the Executive will remain exercisable upon his death, for the period applicable under the terms of the stock option plan under which the options were granted.

                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

         A. The Executive's employment may be terminated by the Company at any time Without Cause or for Cause (each as defined in Paragraph F below) upon 60 days notice to the Executive. The Executive may terminate his employment with the Company (i) at any time during the First Year upon 120 days notice with or without Good Reason and (ii) at any time thereafter upon 90 days notice with or without Good Reason.

         B. If Executive's employment is terminated at any time during the Period of Employment by the Company Without Cause (as defined in Paragraph F below) or by Executive for Good Reason (as defined in Paragraph F below), the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable): (1) the greater of (x) a lump-sum amount equal to one year of Executive's Base Salary and (y) the Base Salary which would have been paid to the Executive for the remaining Period of Employment (without giving effect to such termination), (2) a pro-rated incentive bonus based on actual calculations for the year in

                                       6
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                                                              EXECUTION VERSION

which the Executive is terminated (such pro-rated incentive bonus to be paid as soon as practicable after the financial results for that year become available), (3) any earned but unpaid amounts due under Section IV.A.iii, and
(4) any earned but unpaid Base Salary and any earned but unpaid incentive compensation awards, which shall be paid to the Executive in a lump sum after the date of such termination within the period required by law (but in no event later than 60 days after the date of termination). All Options not vested as of the date of termination shall be cancelled on the date of the termination. The benefits and perquisites described in this Agreement will terminate as of the date of such termination.

         C. If the Executive's employment terminates due to a Termination for Cause (as defined in Paragraph F below), the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable): (1) any earned but unpaid amounts due under Section IV.A.iii and (2) any earned but unpaid Base Salary and any earned but unpaid incentive compensation awards, which shall be paid to the Executive in a lump sum after the date of such termination within the period required by law (but in no event later than 60 days after the date of termination). No other payments will be made or benefits or perquisites provided by the Company after the date of such termination.

         D. Upon termination of the Executive's employment other than for reasons due to death (as provided for in Section VII), disability (as provided for in Section VI), or pursuant to Paragraph B or E of this Section, the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of the termination, except as expressly provided in this Agreement; PROVIDED that the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable): (1) any earned but unpaid amounts due under Section IV.A.iii and (2) any earned but unpaid Base Salary and any earned but unpaid incentive compensation awards, which shall be paid to the Executive in a lump sum after the date of such termination within the period required by law (but in no event later than 60 days after the date of termination).

         E. If the Company terminates Executive's employment Without Cause or Executive terminates his employment for Good Reason at the time during the Period of Employment within six months of a Change in Control (as defined in Paragraph F below), the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable): (1) the greater of
(x) a lump-sum amount equal to one year of Executive's Base Salary and (y) the Base Salary which would have been paid to the Executive for the remaining Period of Employment (without giving effect to such termination), (2) a pro-rated incentive bonus based on actual calculations for the year in which the Executive is terminated (such pro-rated incentive bonus to be paid as soon as practicable after the financial results for that year become available), (3) any earned but unpaid amounts due under Section IV.A.iii, and (4) any earned but unpaid Base Salary and any earned but unpaid incentive compensation awards, which shall be paid to the Executive in a lump sum after the date of such termination within the period required by law (but in no event later than 60 days after the date of termination). All Options not vested as of the date of termination shall be cancelled on the date of the termination. The benefits and perquisites described in this Agreement will terminate as of the date of such termination, PROVIDED, HOWEVER, that the Company shall continue to provide the Executive (and his eligible dependents) with the

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                                                              EXECUTION VERSION

medical coverage provided to him immediately prior to such termination for a period of twelve (12) months after such termination.

         F. For this Agreement, the following terms have the following meanings:

                  i. "TERMINATION FOR CAUSE" or "TERMINATED FOR CAUSE" means termination of the Executive's employment by the Company by written notice to the Executive as provided in Paragraph A of this Section, specifying the event relied upon for such termination, due to (a) the Executive's material breach of any of his duties or covenants under this Agreement which, in any such case, is not cured (if such breach is capable of being cured) within thirty (30) days after written notice thereof to the Executive, (b) the Executive's failure to perform his duties in a manner which is commensurate with reasonable standards for employees in similar circumstances and with similar duties to those of the Executive which, in any such case, is not cured (if such breach is capable of being cured) within thirty (30) days after written notice thereof to the Executive, (c) the Executive's willful misconduct with respect to the Company or any of its Affiliates which, in any such case, is not cured (if such breach is capable of being cured) within thirty (30) days after written notice thereof to the Executive or (d) the Executive's conviction of a felony, perpetration of common law fraud or a misdemeanor involving moral turpitude.

                  ii. "WITHOUT CAUSE" or "TERMINATED WITHOUT CAUSE" means termination of the Executive's employment by the Company other than due to death, disability, or Termination for Cause.

                  iii. "GOOD REASON" shall be deemed to exist if, before the end of the Period of Employment, one or more of the following events shall occur:

         (i) without the Executive's express written consent, the assignment to the Executive of any duties or the reduction of the Executive's duties, either of which effectively results in the removal of the Executive from the position and responsibilities described in Section II above;

         (ii) a reduction by the Company in the Base Salary or annual incentive awards of the Executive as in effect immediately prior to such reduction;

         (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced;

         (iv) the relocation of the Executive to a facility or a location more than 25 miles from the Executive's present primary residential location, without the Executive's express written consent; or

         (v) any material breach by the Company of any material provision of this Agreement which is not cured (if such breach is capable of being cured) within thirty (30) days after written notice thereof by Executive to the Company.

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                                                              EXECUTION VERSION

                  iv. CHANGE OF CONTROL. "Change of Control" means the occurrence of any of the following events:

         (i) Any "person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than an Affiliate of the Company becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by such company's then outstanding voting securities;

         (ii) A change in the composition of the Board of the Directors of the Company (the "BOARD") occurring within a twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company) or (C) are elected, or nominated for election, by an Affiliate of the Company;

         (iii) The consummation of merger or consolidation of the Company with any other corporation which is not an Affiliate of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity's parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or such surviving entity's parent outstanding immediately after such merger or consolidation;

         (iv) The consummation of the sale or disposition by the Company of all or seventy-five percent (75%) or more of the Company's assets to a person or entity which is not an Affiliate of the Company;

                  v. "Affiliate" shall mean any person or entity controlling, controlled by or under common control with the subject person or entity (as such terms are used pursuant to the Securities Act of 1933, as amended).


                                   SECTION IX
                          OTHER DUTIES OF THE EXECUTIVE
                          DURING THE RESTRICTED PERIOD

         A. The Executive will, with reasonable notice during or after the Period of Employment, furnish any information belonging or relating to the Company, and will cooperate

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                                                              EXECUTION VERSION

in good faith with the Company and its Affiliates as may reasonably be requested in connection with any claims or legal actions in which the Company or any of its Affiliates may become a party. Notwithstanding the foregoing, the Executive is not required to cooperate with the Company unless the Company pays in advance the Employee's reasonable costs of cooperation. The Executive's duties hereunder shall be reasonably subject to, among other things, the Executive's other commitments, including work commitments.

         B. The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs, business, results of operations, accounting methods, practices and procedures, members, acquisition candidates, financial condition, clients, customers or other relationships of the Company or any of its Affiliates ("INFORMATION") is confidential and is a unique and valuable asset of the Company or any of its Affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive's duties under this Agreement. The Executive will not, during the Period of Employment or at any time thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its Affiliates. All records, memoranda, etc. relating to the business of the Company or its Affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company or its Affiliates. Notwithstanding the foregoing, Information shall not include information which: (a) was generally publicly known at the time of disclosure to the Executive, or subsequently became generally publicly known through no act or omission attributable to the Executive; (b) was rightfully in the possession of the Executive, without an obligation of confidentiality, prior to disclosure by the Company or an Affiliate; (c) is hereafter rightfully furnished to the Executive by a third party without an obligation of confidentiality; or (d) is independently developed by the Executive without use of any Information.

         C. The Executive agrees that no later than five (5) days after his employment is terminated with the Company he will deliver to the Company and will not keep in his possession or deliver to anyone else, any and all drawings, notes, memoranda, specifications, financial statements, customer lists, product surveys, data, documents or other material containing or disclosing any of the matters referred to in clause B above.

         D. i.   For one (1) year after any termination of employment (the
"RESTRICTED PERIOD"), irrespective of the cause, manner or time of any termination, the Executive will not use his status with the Company or any of its Affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its Affiliates. Notwithstanding the foregoing, the Restricted Period shall cease as of the date of any termination of Executive's employment by the Company Without Cause or by Executive for Good Reason.

            ii. During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may reasonably be expected to have the effect of materially advancing the interest of any party which engages in, or plans to engage in, any

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                                                              EXECUTION VERSION

Competitive Business Activity (as defined below) or injuring the interests of the Company's Business (as defined below). The Executive acknowledges that engaging in any Competitive Business Activity will inevitably require the use and/or disclosure of Information. During the Restricted Period, the Executive, without prior express written approval by the Board, will not engage in, or directly or indirectly (whether for compensation or otherwise), own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to, any party which engages in or plans to engage in any Competitive Business Activity, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, Affiliate, or otherwise. The Executive acknowledges that the Company's Business is conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world.

            iii. During the Restricted Period, Executive shall not criticize, denigrate, or otherwise speak adversely of the Company or any of its Affiliates in regard to any of their past or present activities with the intent to cause any injury or damage to the Company or such Affiliate.

         E. i.   During the Restricted Period, the Executive, without express prior written approval from the Board, will not persuade or attempt to persuade any customer, supplier, contractor or any other person or party to cease doing business with the Company's Business or to reduce the amount of business it does with the Company's Business.

            ii. During the Restricted Period, the Executive will not solicit or induce any person who is an employee of the Company or any of Vivendi Universal's online entertainment businesses to terminate any relationship such person may have with the Company or any of Vivendi Universal's online entertainment businesses. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of Vivendi Universal's online entertainment businesses pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

            iii. For the purposes of this Section IX of this Agreement, "PROPRIETARY INTEREST" means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term "AFFILIATE" shall include without limitation all subsidiaries of the Company and Havas.

            iv. For purposes of this Agreement, (x) the term "COMPANY'S BUSINESS" shall mean the online entertainment business conducted (as of the date of Executive's termination of employment) by the Company or any of its subsidiaries or Affiliates, and (y) "COMPETITIVE BUSINESS ACTIVITY" means any enterprise, person, firm, corporation or business that is similar in whole or in part to the Company's Business, or competes in any manner with the Company's Business.

         F. The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Section IX and that the

                                                              EXECUTION VERSION

Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Agreement without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have.

         G. The Executive agrees that the restrictions contained in this
Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive's agreement to comply with such restrictions, the Company would not have entered into this Agreement.

                                    SECTION X
                       OTHER POST-TERMINATION OBLIGATIONS

         Executive agrees to refrain from engaging in any Competitive Business Activity for a period of twelve (12) months following any termination of his employment (the "POST-TERMINATION PERIOD"), whether voluntary or involuntary. The Executive acknowledges that engaging in any Competitive Business Activity will inevitably require the use and/or disclosure of Information. In consideration for Executive's agreement to refrain from Competitive Business Activity for the Post-Termination Period, any stock options granted to Executive by the Company during the Period of Employment that were scheduled, as of the date of Executive's termination, to vest during the Post-Termination Period (the "STOCK OPTIONS") shall continue to vest and to otherwise be exercisable during the Post-Termination Period as if Executive had continued to be actively employed by the Company during the Post-Termination Period. The Executive understands and agrees that should he engage in any Competitive Business Activity during the Post-Termination Period, from and after the date he commences the activities constituting Competitive Business Activity (the "COMPETITION DATE") the Stock Options will cease to vest and the period of exercisability of the Stock Options shall be determined as if the Executive's employment had terminated as of the Competition Date. If, during the Post-Termination Period, the Executive notifies the company that he intends to engage in an activity and requests a determination by the Company as to whether such activity constitutes a Competitive Business Activity, the Company shall, within a reasonable period of time, inform the Executive as to whether it would consider such activity to be a Competitive Business Activity, it being understood that, for purposes of such determination, the Company shall be entitled to rely upon the Executive's description of such activity.

                                   SECTION XI
                           INDEMNIFICATION; LITIGATION

         The Company, and any subsidiary for which Executive provides services, will indemnify the Executive to the fullest extent permitted by the laws of the state of the Company's (or applicable subsidiary's) incorporation in effect at that time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive.

                                                              EXECUTION VERSION

                                   SECTION XII
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments (including payment of the Inducement Payments) under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XIII
                            EFFECT OF PRIOR AGREEMENT

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Executive.

                                   SECTION XIV
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" will mean the other corporation and this Agreement shall continue in full force and effect.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

                                   SECTION XVI
                           GOVERNING LAW; CONSTRUCTION

         This Agreement has been executed and delivered in the State of New York and its validity, interpretation, performance and enforcement shall be governed by the internal laws of the State of New York. The construction and interpretation of this Agreement shall not be strictly construed against the drafter.

                                  SECTION XVII
                                    SURVIVAL

         Sections VI, VII, VIII, IX, X, XI, XV, XVI, XVII, XVIII and XIX shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

                                                              EXECUTION VERSION

                                  SECTION XVIII
                                   ARBITRATION

         A.      WHEN ARBITRATION IS REQUIRED.

                 i. The parties hereto agree to submit to arbitration any and all claims arising out of Executive's employment or cessation of employment which could have been brought before an appropriate government agency or in an appropriate court of law, including but not limited to: (1) breach of this Agreement or any other employment agreement or contract, express or implied; (2) breach of any other term or condition of employment, whether express or implied; (3) breach of any covenant of good faith and fair dealing; (4) employment discrimination or harassment in violation of Title VII of the Civil Rights Act of 1964; (5) age discrimination or harassment in violation of the Age Discrimination in Employment Act; (6) any other claim arising under the common law of the State of New York or of the United States related to Executive's employment or termination from employment; and (7) violation of any other federal, state or local statute, ordinance or regulation related to Executive's employment with the Company or the termination of that employment. Notwithstanding the above waiver of the right to a jury trial, Executive shall not be precluded from exercising any right provided by statute to file a charge or complaint of discrimination with the appropriate state or federal administrative agency.

                 ii. Executive and the Company further agree that this duty to arbitrate extends not only to disputes between Executive and the Company, but also to disputes between Executive and the Company's officers, directors, employees and agents which arise out of Executive's employment with the Company or the termination of that employment.

                 iii. The parties acknowledge and agree that under certain circumstances a breach of the covenants set forth in this Agreement may cause or threaten immediate irreparable harm to either party. Therefore, notwithstanding the agreement to arbitrate any and all disputes arising out of this Agreement as set forth in Paragraph A.i above, the parties that, in emergency circumstances, they each shall have the right to seek provisional equitable remedies in a court of competent jurisdiction.

         B. TIME FOR DEMANDING ARBITRATION. Any demand for arbitration shall be made in writing and served upon the other party to this Agreement. Such demand shall be served no later than the applicable statute(s) of limitation should the matter or dispute have been asserted in a court of law.

         C. SELECTION OF ARBITRATORS. In the event of a demand for arbitration, the parties shall first attempt to agree upon an arbitrator to hear the dispute. If agreement is not reached within fourteen (14) calendar days of the demand for arbitration, the party seeking arbitration shall, within the five day period following such fourteen (14) day period, request from the American Arbitration Association ("AAA") a list of five (5) arbitrators experienced in labor and employment disputes or such other matters as may be the subject of the dispute. Within five days following receipt of the list of arbitrators from AAA, the party seeking arbitration shall

                                                              EXECUTION VERSION

forward a copy of the list to the other party. Within fourteen (14) calendar days of receipt of the list by the party seeking arbitration, the parties shall confer and attempt to agree upon one of the arbitrators appearing on the list. If such agreement cannot be reached, then within the five day period following such fourteen (14) day period the parties shall select the arbitrator by alternately striking names from the list until a single name remains. The party seeking arbitration shall be the first to strike.

         D. TIME IS OF THE ESSENCE. The parties expressly recognize the importance of resolving disputes under this Agreement in an expeditious and timely manner. Therefore, time is of the essence. Failure of a party seeking arbitration to abide by the time limits set forth herein in a manner which prejudices the other party shall constitute a waiver by that party of the dispute.

         E. REMEDIES. The remedies which may be awarded by an arbitrator shall be consistent with any remedies available under such theories of liability had the claims been brought in a court of law.

         F. FINAL AND BINDING ARBITRATION. The decision of the arbitrator shall be final and binding on the parties.

         G. NO DELETION, ADDITION OR MODIFICATION. The arbitrator shall have no authority to add to, delete from, or modify in any way the provisions of this Agreement.

         H. COSTS OF ARBITRATION. Subject to a subsequent award by the arbitrator, the cost of arbitration shall be borne equally by the parties. Each party shall pay their respective attorney's fees, if any.

         I. VENUE. The parties hereto agree that any arbitration or other legal proceeding relating to this Agreement shall be conducted within the borough of Manhattan of the City of New York.

                                   SECTION XIX
                                  SEVERABILITY

         All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

                                                              EXECUTION VERSION


                                   SECTION XX
                          BINDING AGREEMENT; SUCCESSORS

         This Agreement shall inure to the benefit of, be enforceable by, and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.


                            [Signature Page Follows]

                                                              EXECUTION VERSION

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                       FLIPSIDE, INC.

                                       By: /s/ Hubert Joly
                                          --------------------------------------
                                          Name:   Hubert Joly
                                          Title:  Chairman


EXECUTIVE

/s/ Kenneth D. Cron
---------------------------------
Kenneth D. Cron

                                                              EXECUTION VERSION

                                   SCHEDULE A

*PLEASE NOTE THAT, FOR THE PURPOSES OF THIS AGREEMENT, ALL FINANCIAL NUMBERS LISTED BELOW ARE PRO FORMA.

I.       BASE SALARY FOR THE FIRST YEAR AND AWARD OF INCENTIVE BONUS FOR 2001.

         A.       The Executive's Base Salary for the First Year, shall be
$400,000.

         B. A maximum of $300,000 shall be awarded to the Executive as a target bonus (a "TARGET BONUS") and a maximum of an additional $300,000 as a super target bonus (a "SUPER TARGET BONUS") based upon the Company achieving certain performance milestones as follows:

------------------------------------------------------------------------------------------------------
GOALS(1)                                                         SYMBOL           GOAL AMOUNT
------------------------------------------------------------------------------------------------------
TARGET GOALS
------------------------------------------------------------------------------------------------------
         US pro-forma net revenue(2) for Calendar Year 2001        Rt              72,000,000(3)
------------------------------------------------------------------------------------------------------
         US pro-forma EBITDA(4) for Calendar Year 2001             Pt              -6,000,000
------------------------------------------------------------------------------------------------------
REDUCED TARGET GOALS
------------------------------------------------------------------------------------------------------
         US pro-forma net revenue for Calendar Year 2001           rt              64,000,000
------------------------------------------------------------------------------------------------------
         US pro-forma EBITDA for Calendar Year 2001                pt             -12,000,000
------------------------------------------------------------------------------------------------------
SUPER TARGET GOALS
------------------------------------------------------------------------------------------------------
         US pro-forma net revenue for Calendar Year 2001          SRt              88,000,000
------------------------------------------------------------------------------------------------------
         US pro-forma EBITDA for Calendar Year 2001               SPt               8,800,000
------------------------------------------------------------------------------------------------------
ACTUAL RESULTS
------------------------------------------------------------------------------------------------------
         US pro-forma net revenue for Calendar Year 2001           Ra
------------------------------------------------------------------------------------------------------
         US pro-forma EBITDA for Calendar Year 2001                Pa
------------------------------------------------------------------------------------------------------

1. These Goals will remain valid so long as Flipside meets its targets for the first four months of 2001; otherwise, these Goals will be revised to reflect only Uproar's performance for the whole of 2001 plus the performance of Flipside beginning on May 1, 2001.

2. Net revenue includes barter revenue to a first fiscal year maximum of $6,000,000.

3. For determination of eligibility for second year compensation increase, the definition of net revenue Target Goal will be equal to or greater than $69,000,000.

4. All EBITDA Calculations are to be made in accordance with the restructuring model attached hereto and are exclusive of the effect of any further acquisitions made by the Company.

--------------------------

                  1. The maximum Target Bonus shall be awarded if the Company shall have achieved Target Goals (as indicated in the above table). If the Company shall not have achieved the Target Goals, a portion of the Target Bonus shall be awarded according to the following weighted formula:

           --                           --
           | /         \     /         \ |
           ||(Ra-rt)   1|   |(Pa-pt)   2||
           ||------- x -| + |------- x -|| x $300,000 = Target Bonus
           ||(Rt-rt)   3|   |(Pt-pt)   3||
           | \         /     \         / |
           --                           --

                                                              EXECUTION VERSION


                  Notwithstanding the foregoing, if the above calculation yields a result which is less than $100,000, the Executive shall receive a First Year Target Bonus of $100,000.

                  2. If the Super Target Goals are achieved, the maximum Super Target Bonus shall be awarded. If the Company shall not have achieved the Super Target Goals, but shall have achieved the Target Goals, the Executive shall receive the maximum Target Bonus and a portion of the Super Target Bonus, calculated together as follows:

    /                                              \
   |--                                 --           |
   || //      \    \     //      \    \ |           |
   ||||(Ra-Rt) |   1|   ||(Pa-Pt) |   2||           |
   ||||--------| x -| + ||--------| x -|| x $300,000| + $300,000 = Total Bonus
   ||||(SRt-Rt)|   3|   ||(SPt-Pt)|   3||           |
   || \\      /    /     \\      /    / |           |
   |--                                 --           |
    \                                              /

         C. Notwithstanding the foregoing, if the Company shall not have achieved (i) EBITDA (calculated on a pro forma basis in accordance with the restructuring model attached hereto, and exclusive of the effect of any future acquisitions by the Company) greater than 0 for the quarter ending December 31, 2001 and (ii) a milestone for revenues from European operations, to be mutually agreed-upon by the Executive, Emmanuel Schalit and Hubert Joly, the Executive shall only receive a bonus of $100,000 for the First Year.

II. BASE SALARY AND AWARD OF INCENTIVE BONUS FOR THE REMAINDER OF THE PERIOD OF EMPLOYMENT.

         A.       If the Company has not achieved the Target Goals:

                  1. The Executive's Base Salary for the remainder of the Period of Employment shall be $400,000.

                  2. The Executive shall be eligible to receive a yearly Target Bonus award up to $300,000 and a yearly Super Target Bonus up to $300,000 for the remainder of the Period of Employment. Payment of such awards will be made in accordance with Company policy pursuant to Executive's achievement of certain performance-based milestones, which milestones will be established prior to or on March 31 of the year for which such bonus awards are to be determined.

         B.       If the Company has achieved the First Year Target Goals:

                  1. The Executive's annual Base Salary for the remainder of the Period of Employment shall be $600,000.

                  2. The Executive shall be eligible to receive a yearly Target Bonus award up to $100,000 and a yearly Super Target Bonus award up to $300,000 for the remainder of the Period of Employment. Payment of such awards will be made in accordance with Company policy pursuant to Executive's achievement of certain performance-based milestones, which milestones will be established prior to or on March 31 of the year for which such bonus awards are to be determined.

                                                              EXECUTION VERSION




                                   SCHEDULE B















                                     B-1